Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have included our report dated November 15, 2010, except for Note 1 as to which the date is __________, 2010, with respect to the combined financial statements of Alon Brands, Inc. and subsidiaries and affiliates contained in Amendment No. 3 to the Registration Statement and Prospectus, which will be signed upon consummation of the transaction described in Note 1 to the combined financial statements. We consent to the use of the aforementioned report in Amendment No. 3 to the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Dallas, Texas
November 15, 2010